Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 5, 2019 and the related letter of transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Immune Design Corp.

at

$5.85 Net Per Share

Pursuant to the Offer to Purchase Dated March 5, 2019

by

Cascade Merger Sub Inc.

a wholly owned subsidiary of

Merck Sharp & Dohme Corp.

Cascade Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Merck Sharp & Dohme Corp. (“Parent”), a New Jersey corporation, and an indirect subsidiary of Merck & Co., Inc., a New Jersey corporation, is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Immune Design Corp. (“IMDZ”), a Delaware corporation, for $5.85 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2019 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) will not be charged brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, dealer, bank, trust company or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, EASTERN TIME, ON APRIL 1, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Parent or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”)), would represent one more than 50% of the total number of Shares that are then outstanding (the “Minimum Condition”); and (ii) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended has been obtained, has been received or has terminated or expired, as the case may be (the “HSR Condition”). The Offer is also subject to the other conditions described in the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 20, 2019 (the “Merger Agreement”), by and among Parent, Purchaser and IMDZ. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into IMDZ (the “Merger”) in accordance with Section 251(h) of the DGCL, with IMDZ continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than any Shares held by Parent, Purchaser, IMDZ or any of Parent’s wholly owned subsidiaries and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be automatically converted into the right to receive the price per Share paid in the Offer, payable net to the holder in cash, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of IMDZ has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of IMDZ and the IMDZ stockholders; (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by IMDZ of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to one minute following 11:59 PM, Eastern Time, on April 1, 2019 (or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the “Expiration Date”)). If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Parent or Purchaser, and if the Merger Agreement has not been terminated pursuant to its terms, Purchaser may extend the Offer for successive periods of up to 10 business days per extension. Purchaser is obligated to extend the Offer (i) for successive periods of up to 10 business days per extension if the HSR Condition has not been satisfied, (ii) upon the request of IMDZ, if any condition to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or Purchaser for an additional period specified by IMDZ of up to 10 business days per extension, and (iii) upon the request of IMDZ, if the Minimum Condition has not been satisfied, but all other conditions to the Offer have been satisfied or waived, on up to three occasions for an additional period specified by IMDZ of up to 10 business days per extension. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (“SEC”), its staff or Nasdaq Global Market (“Nasdaq”). Purchaser will not be obligated to extend the Offer beyond the earliest to occur of (a) the valid termination of the Merger Agreement pursuant to its terms or (b) the first business day immediately following June 20, 2019.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof consistent with the requirements of the SEC. In the case of an extension of the Offer, Purchaser will inform the Depositary & Paying Agent of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 AM, Eastern Time, or (ii) the first opening of Nasdaq, on the next business day after the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Purchaser reserves the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or Purchaser receives IMDZ’s written consent, Purchaser cannot (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to any of the other conditions to the Offer, (v) amend or modify any of the other conditions to the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (vi) waive or change the Minimum Condition, (vii) extend or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In order to tender Shares in the Offer, a stockholder must (i) complete and sign the Letter of Transmittal according to its instructions and deliver the Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, the certificates representing the tendered Shares (except in the case of Shares held in a book-entry/direct registration account (“DRS Account”) maintained by IMDZ’s transfer agent (such Shares, “DRS Shares”)) and any other documents required by the Letter of Transmittal to the Depositary & Paying Agent or (ii) follow the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase. If Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, a tendering stockholder must contact such person and instruct such person to tender such Shares. If a stockholder wishes to tender Shares in the Offer but (a) the certificates representing such Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the Expiration Date, (b) such stockholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase prior to the Expiration Date or (c) such stockholder cannot deliver all required documents to the Depositary & Paying Agent prior to the Expiration Date, such stockholder may tender Shares by complying with the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary & Paying Agent. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary & Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary & Paying Agent of (i) certificates representing such Shares (except in the case of DRS Shares) or confirmation of book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by May 4, 2019, which is the 60th day after the date of the commencement of the Offer, at any time after such date, in each case by complying with the procedures set forth below.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary & Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in Section 3 of the Offer to Purchase.

The tender of Shares in exchange for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. All stockholders should consult their own tax advisors about the tax consequences to such stockholders of tendering Shares pursuant to the Offer, or receiving payment for Shares pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

IMDZ has provided to Purchaser its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, Purchaser will mail the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other Offer materials may be directed to Broadridge Financial Services, the information agent for the Offer (the “Information Agent”), at its telephone number set forth below and will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary & Paying Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Broadridge Financial Services

(855) 793-5068 (toll free)

www.shareholder.broadridge.com

March 5, 2019

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